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                                                                    Exhibit 99.1


                    [VION PHARMACEUTICALS, INC. LOGO OMITTED]


                           COMPANY CONTACT:  VION PHARMACEUTICALS, INC.
                                             Howard B. Johnson, President
                                             (203) 498-4210 phone


                     VION PRESENTS PHASE I CLINICAL DATA ON
                CLORETAZINE(TM) (VNP40101M) AND ARA-C COMBINATION
                         IN LEUKEMIA AT ASCO(R) MEETING

NEW HAVEN, CT, JUNE 7, 2004 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP: VION) announced today that initial clinical data from a Phase I trial of its anti-cancer agent CLORETAZINE(TM) (VNP40101M) in combination with cytosine arabinoside (Ara-C) in leukemia were presented in a poster session at the American Society of Clinical Oncology (ASCO) Annual Meeting in New Orleans, Louisiana. The trial was conducted at the University of Texas, M.D. Anderson Cancer Center in Houston, Texas and was directed by Dr. Francis Giles, Chief, Section of Developmental Therapeutics, Department of Leukemia.

In the trial, Ara-C was administered at a dose of 1500 mg/m2 as a continuous infusion over twenty-four hours on days 1-4 in patients less than 65 years old and on days 1-3 in patients more than 64 years old. CLORETAZINE(TM) (VNP40101M) was administered intravenously in doses ranging from 200 to 600 mg/m2 over 15-60 minutes on day 2 at least twelve hours after the start of the Ara-C. The CLORETAZINE(TM) (VNP40101M) dose was escalated in cohorts of 3-6 patients, with expansion of the cohort at the maximum tolerated dose (MTD). Data were presented on 34 patients with advanced or relapsed hematologic malignancies, including 28 patients with acute myeloid leukemia (AML) and 4 with acute lymphoblastic leukemia (ALL). Of the 28 patients with AML, 13 had not responded to initial standard treatment (primary refractory), and 11 were in first or subsequent relapse.

CLORETAZINE(TM) (VNP40101M) 500 mg/m2 with Ara-C 1500 mg/m2 for four days was selected as the maximum tolerated dose (MTD). The toxicity profile of the combination at the MTD was similar to that expected for a similar dose and schedule of Ara-C alone.

Three complete responses (CRs) were observed among 25 patients receiving CLORETAZINE(TM) (VNP40101M) at dose levels 400-600 mg/m2. In the same group of 25 patients, an additional 6 patients achieved all criteria for CR except recovery of the platelet count to more than 100,000/mm3 (defined in the protocol as CRp). Overall, the rate of CR plus CRp at dose levels 400-600 mg/m2 was 36%. Two of the responses occurred in patients who had failed to respond to a different schedule of high-dose Ara-C in the most recent induction attempt. The other responses occurred in patients who were considered to have poor prognosis or had received substantial prior treatment.

Dr. Mario Sznol, Vice President, Clinical Affairs, stated, "Overall, these data suggest that CLORETAZINE(TM) (VNP40101M) contributed to the Ara-C anti-tumor activity. Particularly


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interesting were responses in patients that had not responded previously to high-dose Ara-C regimens or had substantial prior treatment, and thus would be considered unlikely to respond to Ara-C alone."

He added, "We treated a sufficient number of patients, and find the data sufficiently encouraging, that we are planning to proceed directly to a randomized trial for AML patients in first relapse. Together with the ongoing single-arm Phase II study of CLORETAZINE(TM) (VNP40101M) in previously untreated elderly patients with AML and high risk myelodysplastic syndromes, and in patients with AML in first relapse, we hope to more carefully define the safety and activity of CLORETAZINE(TM) (VNP40101M) in AML."

Dr. Giles noted, "The data indicate that the relative lack of extramedullary toxicity seen with CLORETAZINE(TM) (VNP40101M) will facilitate its combination with other cytotoxic agents. While the planned randomized study will be used to define precisely the relative contributions of CLORETAZINE(TM) (VNP40101M) and Ara-C to the significant activity seen with this regimen, it is clear that the CLORETAZINE(TM) (VNP40101M) is an active anti-leukemia agent. The responses seen in patients with ALL or advanced chronic myeloid leukemia would also encourage investigation of CLORETAZINE(TM) (VNP40101M) in these disorders."

CLORETAZINE(TM) (VNP40101M) has been designated as a fast track program in relapsed or refractory AML by the U.S. Food and Drug Administration. In April 2004, Vion initiated a Phase II trial of CLORETAZINE(TM) (VNP40101M) in relapsed AML, previously untreated AML and high-risk myelodysplastic syndromes. In addition to the Phase I trial in combination with Ara-C, Vion has conducted a Phase I single-agent trial of the compound in leukemia, and two Phase I trials in solid tumors.

CLORETAZINE(TM) (VNP40101M) is a novel DNA-damaging alkylating agent with broad spectrum anti-tumor activity in preclinical studies. It demonstrated activity in selected cell lines resistant to other alkylating agents, including BCNU, cyclophosphamide, and melphalan, and was shown to distribute well across the blood-brain barrier. Ara-C is an antimetabolite used to treat acute leukemia.

Vion Pharmaceuticals, Inc. is developing novel agents for the treatment of cancer. Vion has two agents in Phase II clinical trials: Triapine(R), a potent inhibitor of a key step in DNA synthesis and CLORETAZINE(TM) (VNP40101M), a unique sulfonylhydrazine alkylating agent. Vion is also developing and has an option to license several heterocyclic hydrazones which have demonstrated potent anti-tumor activity in preclinical studies. Additional agents in preclinical studies include: KS119, a hypoxia-selective compound from the sulfonylhydrazine class and TAPET(R), a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K/A for the year ended December 31, 2003. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



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